EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made this 2nd day of April, 2007, by and between Richard J. Fagan, a resident of Chadds Ford, Pennsylvania (the “Employee”), and InterDigital Communications Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”).

WHEREAS, the Company is engaged in the business of the design and development of technology content and system solutions for advanced digital wireless communications applications and the licensing of wireless digital telephone technology (as more particularly described in the Company’s Form 10-K for the Company and/or its Related Entities as defined below) (the “Business”). This definition shall change and evolve over time as the Business changes and evolves, and such definition shall automatically adjust every year with the filing of the then current Form 10-K to be consistent with the Business described therein.

WHEREAS, Employee and the Company are parties to an Employment Agreement dated November 16, 1998 which was duly amended on April 6, 2000 (together, the “prior Employment Agreement”); and

WHEREAS, Employee has notified the Company, in writing that he is resigning from his employment with the Company as Chief Financial Officer and from any and all other positions with the Company and any of its Related Entities (as defined below), no later than August 15, 2007; and

WHEREAS, as a result of this resignation, Employee understands that he is not entitled to any separation payments or other benefits under his prior Employment Agreement and that his rights, if any, under any and all plans and programs for stock options, restricted stock units, warrants, grants or other equity interests shall be governed by the terms of the applicable plans, grant and/or other governing document, except to the extent this Agreement specifically modifies and/or terminates such rights; and

WHEREAS, although the Company is not required to offer compensation to an employee who resigns, the Company has elected to offer Employee a compensation package as consideration for Employee agreeing to stay employed by the Company through August 15, 2007 or earlier as set forth herein, for agreeing to assist with the transition process, including the recruiting of a new Chief Financial Officer, and for his execution of a Separation Agreement, including a General Release, in a form and substance acceptable to the Company; and

WHEREAS, in accordance with the above understanding, Employee and the Company hereby amend and restate the Agreement as in effect prior to the date hereof;

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Employment and Term. The Company hereby agrees to continue to employ Employee and Employee hereby accepts employment with the Company as the Chief Financial Officer and/or with any of its Related Entities (as defined below) as directed by the Chief Executive Officer (such position, Employee’s “Position”) for a period commencing on the date on which this Agreement is executed and continuing until no later than August 15, 2007, unless employment hereunder is sooner terminated pursuant to the provisions of Section 9 hereto (the “Term”). For purposes of this Agreement, “Related Entities” of the Company shall include, but not be limited to, any and all past, present or future parent and/or subsidiaries and their respective related and/or affiliated entities.

2. Duties. During the Term of his employment, Employee shall serve the Company and/or its Related Entities faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his Position. More specifically, Employee agrees to assume such duties, responsibilities and assignments for the Company and/or any of its Related Entities when, where, and as directed by the Chief Executive Officer, including attending any and all internal and external meetings and activities as directed by the Chief Executive Officer. Employee shall report to the Chief Executive Officer.

3. Other Business Activities. During the Term, Employee will not, without the prior written consent of the Company, directly or indirectly engage in any other business activities or pursuits whatsoever, except activities in connection with any charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided however, that such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.

4. Compensation. The Company shall pay Employee, and Employee hereby agrees to accept, as compensation for all services rendered hereunder and for Employee’s covenant not to compete as provided for in Section 8 hereof, a base salary at the annual rate of Two Hundred Ninety-Six Thousand Nine Hundred Dollars ($296,900.00) (the “Base Salary”), less all applicable withholdings and deductions required by law or which are requested to be withheld by Employee, and which shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect. Employee shall not, except as and to the extent expressly provided for in this Agreement, and notwithstanding anything to the contrary as may be set forth in any prior agreement or in any plan, grant or other document previously issued in connection with any such program, plan or policy, be eligible to participate in any bonus or other long term compensation program, plan or policy, including, without limitation, stock options, restricted stock units, warrants, grants or other equity interests.

5. Benefits and Expenses. Employee shall be entitled to certain employee medical, dental and vision, life insurance, disability and accidental death and dismemberment insurance benefits and paid time off (“PTO”) benefits, expense reimbursement, 401(k), 529 account, and flexible spending (medical and dependent care) benefits, subject to the respective terms and conditions of the applicable plans (“Benefits”).

6. Confidentiality. Employee recognizes and acknowledges that the Proprietary Information (hereinafter defined) is a valuable, special and unique asset of the Business of the

Company and/or of its Related Entities. As a result, both during the Term and thereafter, Employee shall not, without the prior written consent of the Company and/or its Related Entities, for any reason, either directly or indirectly, divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and/or its Related Entities, any confidential, proprietary, business and technical information or trade secrets of the Company and/or its Related Entities (“Proprietary Information”) revealed, obtained or developed in the course of his employment with the Company and/or its Related Entities. Such Proprietary Information shall include, but shall not be limited to, the intangible personal property described in Section 7(b) hereof, any information relating to methods of production and manufacture, research, computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, concepts, layouts, flowcharts, specifications, know-how, any associated user or service manuals or other like textual materials (including any other data and materials used in performing the Employee’s duties), all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture, interfaces, plans, sketches, blueprints, and any other materials prepared by the Employee in the course of, relating to or arising out of his employment by the Company and/or its Related Entities, or prepared by any other employee, representative, or contractor for the Company and/or for any Related Entities, or their respective customers (including information and other material relating to the ASIC), costs, business studies, business procedures, finances, marketing data, methods, plans and efforts, the identities of licensees, strategic partners, customers, contractors and suppliers and prospective licensees, strategic partners, customers, contractors and suppliers, the terms of contracts and agreements with licensees, strategic partners, customers, contractors and suppliers, the Company’s and/or its Related Entities’ respective relationship with actual and prospective licensees, strategic partners, customers, contractors and suppliers and the needs and requirements of, and the Company’s and/or its Related Entities’ course of dealing with, any such actual or prospective licensees, strategic partners, customers, contractors and suppliers, personnel information, customer and vendor credit information, and any other materials that have not been made available to the general public, provided, that nothing herein contained shall restrict Employee’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for his Position or such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 6. Failure by the Company and/or its Related Entities to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

7. Property.

(a) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company and/or its Related Entities. During the Term, Employee shall not remove from the Company’s and/or its Related Entities’ offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information or other materials or property of any kind belonging to the Company and/or its Related Entities unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Company and/or Related Entities, he shall return to the Company and/or its Related Entities all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.

(b) (i) Employee agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by Employee (1) at any time and at any place while Employee is employed by the Company and/or its Related Entities and which, in the case of any or all of the foregoing, are related to and used in connection with the Business of the Company and/or its Related Entities, (2) as a result of tasks assigned to Employee by the Company and/or its Related Entities, or (3) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company and/or its Related Entities (collectively, the “Intellectual Property”), shall be and remain forever the sole and exclusive property of the Company and/or its Related Entities. Employee shall promptly disclose to the Company and/or its Related Entities all Intellectual Property and Employee shall have no claim for additional compensation for the Intellectual Property.

(ii) Employee acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, Employee may retain any interest in any Intellectual Property that is not copyrightable, the Employee hereby irrevocably assigns and transfers to the Company and/or its Related Entities any and all right, title, or interest that Employee may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company and/or its Related Entities shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

(iii) Employee further agrees to reveal promptly all information relating to the same to an appropriate officer of the Company and/or its Related Entities and to cooperate with the Company and its Related Entities and execute such documents as may be necessary or appropriate (1) in the event that the Company and/or its Related Entities desire to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, or (2) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

(iv) In the event the Company and/or its Related Entities are unable after reasonable effort to secure Employee’s signature on any of the documents referenced in section 7(b)(iii) hereof, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and/or its Related Entities and their respective duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent or trademark protection, or other analogous protection, with the same legal force and effect as if executed by Employee.

8. Covenant Not to Compete. The Employee shall not, during the Term and thereafter for the Restricted Period (as defined below), do any of the following, directly or indirectly, without the prior written consent of the Company and/or its Related Entities:

(a) Engage or participate in any business activity competitive with the Company’s Business or the Business of any of its Related Entities as same are conducted during the Term with respect to any period during the Term and upon the termination of Employee’s employment hereunder with respect to any period thereafter;

(b) Become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business of the Company and/or of any of its Related Entities as conducted during the Term with respect to any period during the Term, and upon the termination of Employee’s employment hereunder with respect to any period thereafter, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business of the Company and/or of any of its Related Entities as conducted during the Term with respect to any period during the Term, and upon termination of Employee’s employment hereunder with respect to any period thereafter. Notwithstanding the foregoing, Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities referenced in Section 8(a) hereof;

(c) Influence or attempt to influence any licensee, strategic partner, supplier, or customer or potential licensee, strategic partner, supplier or customer of the Company and/or of any of its Related Entities to terminate or to modify any written or oral agreement or course of dealing with the Company and/or with any of its Related Entities; or

(d) Influence or attempt to influence any person to either (i) terminate or modify his employment, consulting, agency, distributorship or other arrangement with the Company and/or of any of its Related Entities, or (ii) employ or retain, any person who has been employed or retained by the Company and/or by any of its Related Entities as an employee, consultant, agent or distributor of the Company and/or of any of its Related Entities at any time during the twelve (12) month period immediately preceding the termination of the Employee’s employment hereunder.

The covenants contained in Sections 8(a) and 8(b) shall be deemed only to apply to activities that are “directly competitive” with the Business of the Company and/or its Related Entities. An activity shall be deemed “directly competitive” when there is a reasonable likelihood that the activity prohibited would result in the use of technical trade secrets or other Proprietary Information of the Company, and/or its Related Entities or their respective business associates.

For purposes of this Section 8, the Restricted Period shall constitute a period of one (1) year following the termination of Employee’s employment, regardless of the circumstances of the termination or by which party.

9. Termination. Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 9. Upon termination, Employee shall be entitled only to such compensation and benefits as described in this Section 9.

9.1. Termination for Disability.

(a) In the event of a long-term disability of the Employee (as such term is defined in the Company’s Long Term Disability Plan) during the Term such that Employee is not otherwise qualified to perform the essential functions of the job with or without reasonable accommodation (“Disability”), Employee’s employment hereunder may be terminated by the Company.

(b) In the event of a termination of Employee’s employment pursuant to this Section 9.1, Employee will be entitled to receive any accrued and unpaid Base Salary and Benefits through the date of such termination. Employee may also be eligible to receive disability payments in accordance with the terms and conditions of any long term disability plan or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the Employee was entitled to participate at the time of termination under Section 9.1.

In addition, Employee shall be treated in all respects as set forth in Section 9.7, and subject to all terms and conditions of Section 9.7, except, with respect to Section 9.7(a), any such Base Salary payments made shall be reduced by any payments received by the Employee with respect to this period pursuant to any Social Security entitlement or any long term disability plan or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the Employee was entitled to participate at the time of termination of employment and, with respect to Section 9.7(b), in additions to the restrictions contained therein, the employer portion of the premium associated with Employee's continued participation in the Company’s group medical and dental coverage will only be paid to the extent such coverage is not provided under other Company policies, plans or programs providing disability benefits in which Employee participates as of the date of termination.

(c) For purposes of this Section 9.1, the determination as to whether Employee has a long-term disability (as such term is defined in the Company's Long-Term Disability Plan) shall be made by a licensed physician selected by the Company (and reasonably acceptable to Employee) and shall be based upon a full physical examination and good faith opinion by such physician.

9.2. Termination by Death. In the event that Employee dies during the Term, Employee’s employment shall terminate immediately and the Company shall pay to Employee’s executors, legal representatives or administrators an amount equal to any accrued and unpaid Base Salary and Benefits through the date on which he dies. In the event of such a termination of Employee’s employment pursuant to this section 9.2, Employee’s executors, legal representatives or administrators shall be treated in all respects as set forth in Section 9.7, and subject to all terms and conditions of Section 9.7.

9.3. Termination for Cause.

(a) The Company may terminate Employee’s employment during the Term for “Cause” upon written notice to Employee. For purposes of this Agreement, “Cause” shall mean: (i) any material breach by Employee of his obligations under this Agreement, which breach is curable and is not cured within ten (10) days after Employee’s receipt of written notification from the Company of such breach, (ii) other conduct of Employee involving any type of willful misconduct with respect to the Company and/or any of its Related Entities, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of his employment or conviction of a felony, or (iii) other conduct by Employee in violation of a policy or procedure of the Company and/or its Related Entities.

(b) In the event of a termination of Employee’s employment pursuant to this Section 9.3, Employee shall be entitled only to receive any accrued but unpaid Base Salary and Benefits through the date of such termination. Except as specifically set forth in this Section 9.3(b), the Company shall have no other liability or obligation to Employee hereunder for any compensation or benefits by reason of such termination. Employee shall not be eligible for any of the separation payments or benefits set forth in Section 9.7. Employee shall only be eligible to exercise such stock options and other equity interests that are vested and exercisable as of the date of such termination of employment, subject to the terms and conditions of the applicable plans and grant documents. In all other respects Employee shall not be eligible for any stock options, restricted stock units, warrants, grants or other equity interests.

9.4. Termination Without Cause.

(a) The Company may terminate Employee’s employment during the Term at any time, without Cause, and without prior notice (for example, and without limitation, in the event the Company has found a replacement prior to August 15, 2007 or the Company determines that it no longer requires the services of Employee).

(b) In the event of such a termination of Employee’s employment pursuant to this section 9.4, Employee shall be treated in all respects as set forth in Section 9.7, and subject to all terms and conditions of Section 9.7.

9.5. Termination by Employee.

(a) Employee may terminate Employee's employment prior to the end of the Term at any time.

(b) In the event of such a termination of Employee’s employment pursuant to this section 9.5, Employee shall be entitled only to receive any accrued but unpaid Base Salary and Benefits through the date of termination. Except as specifically set forth in this Section 9.5(b), the Company shall have no other liability or obligation to Employee for any compensation or benefits by reason of such termination. Employee shall not be eligible for any of the separation payments or benefits set forth in Section 9.7. Employee shall only be eligible to exercise such stock options and other equity interests that are vested and exercisable as of the date of such termination of employment, subject to the terms and conditions of those applicable plans and grant documents. In all other respects Employee shall not be eligible for any stock options, restricted stock units, warrants, grants or other equity interests.

9.6. Change of Control.

(a) If there is a Change of Control during the Term, and Employee's employment by the Company hereunder is terminated by the Company (except for Cause), Employee shall be entitled to receive certain separation payments and benefits as set forth in Section 9.7, subject to the terms and conditions of Section 9.7.

(b) For purposes of this Section 9.6, “Change of Control” means the acquisition (including by merger or consolidation, or by the issuance by the Company or its securities) by one or more Persons in one transaction or a series of related transactions, of more than fifty percent (50%) of the ultimate voting power represented by the outstanding stock of the Company on the date hereof or a sale of substantially all of the assets of the Company. A Change of Control, however, shall not include a corporate reorganization or other corporate restructuring of the Company and/or its Related Entities. For these purposes, “Person” means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity or association.”

9.7 Separation Benefits Paid as a Result of Employee’s Employment Through his Resignation Date. In the event Employee works through his resignation date (August 15, 2007), Employee’s employment ends prior to that date as a result of his disability as set forth in Section 9.1 or as a result of his death as set forth in Section 9.2, or the Company terminates Employee's employment without Cause prior to such date pursuant to Section 9.4, or the Employee's employment is terminated by the Company (except for Cause) after a Change in Control as set forth in Section 9.6, Employee shall be eligible to receive certain separation benefits in exchange for Employee’s (and, in the case of his death, his estate’s) execution (without proper revocation) of a Separation Agreement in a form and substance acceptable to the Company which shall include, among other terms, a General Release, in form and substance satisfactory to the Company, of all claims against the Company and others. The separation benefits are set forth as follows (but, in the case of Employee’s disability, are modified as set forth in Section 9.1):

(a) The Company shall pay to Employee regular payments in amount and at the same time as payments of Employee's Base Salary had such termination of employment not occurred, through August 15, 2007.

(b) The Company shall pay the “designated portion” of the premiums with regard to your continued participation in the Company’s group health insurance (medical, dental, vision) pursuant to COBRA (but only if Employee has elected to continue such medical and dental coverage under COBRA and timely pays his portion of the premiums) for the period from the last day of Employee’s employment through December 31, 2007. For purposes of this provision, the “designated portion” shall be the portion of the premium which the Company paid at the time of your termination. Should Employee obtain any other medical coverage before December 31, 2007 through another source, the Company’s payment of the employer portion of the premiums will cease.

(c) The Company shall permit Employee to receive a pro rata portion of Employee’s January 1, 2005 through January 1, 2008 cycle RSU awards (both time based and performance) under the InterDigital Communications Corporation Long Term Compensation Program (“LTCP”). For this purpose, the pro rata portion is determined by multiplying the number of shares that would have been distributed to Employee if Employee remained employed through the end of the applicable cycle by a fraction equal to the number of pay periods from January 1, 2005 through August 15, 2007 divided by the number of pay periods in the period from January 1, 2005 through and including the last day of the applicable cycle. Payments pursuant to this Section 9.7(c) shall be made in such manner and at such time as made to other participating executive employees of the Company.

(d) The Company shall permit Employee to receive a pro rata portion of any July 1, 2005 through December 31, 2008 cycle LTIP (cash) award under the LTCP. For this purpose, the pro rata portion is determined by multiplying the amount of the LTIP cash bonus that would have been distributed to Employee if Employee remained employed through the end of the applicable cycle by a fraction equal to the number of pay periods from July 1, 2005 through August 15, 2007 divided by the number of pay periods in the period from July 1, 2005 through and including the last day of the applicable cycle. Payments pursuant to this Section 9.7(d) shall be made in such manner and at such time as made to other participating executive employees of the Company.

(e) The Company shall deliver, as promptly as possible after the expiration of the revocation period set forth in the Separation Agreement and after removal of any transfer legends, the bonus RSUs that were granted to Employee for the 2005 and 2006 Annual Bonus Plans.

(f) Employee understands and agrees that in the event he does not sign (or he signs and then properly revokes) the Separation Agreement in a form and substance acceptable to the Company which shall include, among other terms, a General Release, in form and substance satisfactory to the Company, of all claims against the Company and others, Employee shall be entitled only to receive any accrued but unpaid Base Salary and Benefits through the date of termination of his employment and the Company shall have no other liability or obligation to Employee for any compensation or benefits by reason of such termination. Employee shall not be eligible for any of the separation payments or benefits set forth in this Section 9.7. Employee shall only be eligible to exercise such stock options and other equity interests that are vested and exercisable as of the date of such termination of employment, subject to the terms and conditions of those applicable plans and grant documents. In all other respects Employee shall not be eligible for any stock options, restricted stock units, warrants, grants or other equity interests.

9.8 The Separation Agreement and General Release which is referenced in this Agreement will require that Employee release and discharge, to the maximum extent permitted by law, the Company and all of its Related Entities, and their respective employees, officers, directors, agents, etc., of any and all claims which Employee may have against any of them regarding Employee’s employment with the Company and/or termination of Employee’s employment by the Company, including but not limited to, any claims for breach of Employee’s employment agreement, any claims for bonus, compensation or other benefits including stock options, restricted stock units, warrants, grants or other equity interests, any claims for discrimination under federal, state or local law and any other claims of any kind. It will also require Employee to return any and all Company property as well as require Employee to reaffirm his confidentiality and other obligations to the Company. The Separation Agreement and General Release which Employee will be required to sign will be more detailed. Employee will be provided with the Separation Agreement on or about Employee’s last day worked and Employee will be given twenty-one (21) days to consider whether he wishes to execute the General Release contained therein in exchange for the separation package as well as a seven (7) day period in which to revoke Employee’s acceptance.

10. Representations and Warranties. Employee represents and warrants to the Company that:

(a) There are no restrictions, agreements, or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee's employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Employee's employment hereunder, or would prevent, limit or impair in any way the performance by Employee of his obligations hereunder.

(b) Employee’s execution of this Agreement and Employee's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound.

(c) Employee is free to execute this Agreement and to be employed by the Company pursuant to the provisions get forth herein.

(d) Employee shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer that the Employee may work for after the termination of the Employee's employment at the Company.

11. Survival of Provisions. The provisions of this Agreement set forth in Sections 6, 7, 8, 9 (solely with respect to the payment obligations of the Company to Employee, if any, set forth therein), 10 and 20 hereof shall survive the termination of Employee's employment hereunder. If for any reason Employee shall continue to be employed by the Company following the termination of Employee's employment hereunder, Employee shall have no right to receive any separation or other payment hereunder until Employee ceases to be employed by the Company, whereupon Employee's right to separation or other payments, if any, shall be governed by the provisions of Section 9 hereof with respect to the particular circumstances involved in the Employee's termination of employment.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party hereto, except, however, the Company may make any assignments of this Agreement or any interest herein to any Related Entity without the prior written consent of Employee.

13. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, by hand delivery, or by recognized overnight courier, addressed as follows:

If to Employee:

Richard Fagan
[residential address redacted]

If to Company;

InterDigital Communications Corporation
781 Third Avenue King of Prussia, Pennsylvania 19406 Attn: Chief Executive Officer

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

14. Entire Agreement; Amendments. This Agreement, except the Non-Disclosure and Assignment Agreement dated February 16, 2005, which survives the termination of Employee's employment and is incorporated herein by reference, contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements, letter agreements, amendments and understandings of every nature between the parties hereto relating to the employment of Employee with the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto. To the extent this Agreement and the Non-Disclosure and Assignment Agreement dated February 16, 2005 conflict, those terms more favorable to the Company shall govern.

15. Waiver. The waiver or the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

17. Validity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity or illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

18. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

19. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or day which is a holiday in the Commonwealth of Pennsylvania, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

20. Specific Enforcement; Extension of Period.

(a) Employee acknowledges that the restrictions contained in Sections 6, 7, and 8 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Related Entities and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by him of Sections 6, 7, or 8 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 6, 7, and 8 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorney's fees, costs and disbursements. In the event that the provisions of Sections 6, 7, or 8 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

(b) In the event that Employee shall be in breach of any of the restrictions contained in Section 8 hereof, then the Restricted Period shall be extended for a period of time equal to the period of time that Employee is in breach of such restriction.

21. Consent to Suit. Any legal proceeding arising out of or relating to this Agreement shall be instituted in the U.S. District Court of the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and the Employee hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that the Employee may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall he deemed an original, and all of which together shall be deemed to be one and the same instrument.

23. Recitals. The definitions, statements and agreements set forth in the recitals of this Agreement are operative provisions of this Agreement and are incorporated herein by reference.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have caused this Agreement to be executed the day and year first written above.

INTERDIGITAL COMMUNICATIONS CORPORATION

By:	/s/ Gary Isaacs
Name:	Gary Isaacs
Chief Administrative Officer

EMPLOYEE

/s/ R. J. Fagan
Richard J. Fagan